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                                                                  Rule 424(b)(3)
                                           Registration Statement No. 333-119172
                                                                 CUSIP 12560PDS7


PRICING SUPPLEMENT NO. 8
Dated February 28, 2005 to
Prospectus, dated October 28, 2004 and
Prospectus Supplement, dated October 29, 2004

                                 CIT GROUP INC.
                     GLOBAL MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


(X) Senior Note               ( ) Subordinated Note

Principal Amount:             $250,000,000.

Proceeds to Corporation:      99.9464% or $249,866,000.

Agents' Commission:           0.0536% or $134,000.

Issue Price:                  100% or $250,000,000.

Original Issue Date:          March 3, 2005.

Maturity Date:                March 31, 2006, provided that if such day is
                              not a Business Day, the payment of principal and interest may be made on the next succeeding
                              Business Day, and no interest on such payment will accrue from the period from and after the Maturity
                              Date.

Interest Rate Basis:          LIBOR Telerate.

Index Maturity:               (a)  For the period commencing March 3, 2005
                                   through but not including March 31,
                                   2005 -- One month LIBOR.

                              (b) For the period commencing March 31, 2005 and ending on the Maturity Date -- Three month LIBOR.

Spread:                       +0 basis points (0.00%).

Interest Rate Calculation:    LIBOR Telerate determined on the Interest
                              Determination Date plus the Spread.

Initial Interest Rate:        LIBOR Telerate determined two London Business Days
                              prior to the Original Issue Date plus the Spread.

Specified Currency:           U.S. Dollars ($).

It is expected that the Notes will be ready for delivery in book-entry form on or about March 3, 2005.

Merrill Lynch & Co.                                            Barclays Capital







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Form:                         Global Note.

Interest Reset Dates:         March 31, 2005 and thereafter quarterly, on June
                              30, 2005, September 30, 2005 and December 31,
                              2005, provided that if any such day would otherwise fall on a day that is not a Business
                              Day, then the Interest Reset Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

Interest Payment Dates:       Interest will be paid on March 31, 2005, June 30,
                              2005, September 30, 2005, December 31, 2005, and
                              on the Maturity Date provided that if any such day
                              (other than the Maturity Date) is not a Business
                              Day, then the Interest Payment Date will be postponed to the following day which is a Business
                              Day, except that if such Business Day is in the next succeeding calendar month, such Interest
                              Payment Date will be the immediately preceding
                              Business Day. If the Maturity Date falls on a day which is not a Business Day, then the required payment of principal, premium, if any, and/or interest will be made on the following day which is a Business Day as if it were made on the date such payment was due, and no interest shall accrue as a result of such delayed payment.

Accrual of Interest:          Accrued interest will be computed by adding the
                              Interest Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest
                              Factor" for any note for each such day will be computed by multiplying the face amount of the note by the interest rate applicable to such day and dividing the product thereof by 360.

Interest Determination Date:  Two London Business Days prior to each Interest
                              Reset Date.

Maximum Interest Rate:        Maximum rate permitted by New York law.

Minimum Interest Rate:        0.0%

Exchange Listing:             None.

Other Provisions:             "LIBOR Telerate" means the rate for deposits in
                              U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750
                              (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

                              "Telerate Page 3750" means the display page designated as page 3750 on the Moneyline Telerate service (or such other page as may replace page 3750 on that service for the purpose of displaying London Interbank Offered Rates).

                              "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York and that is also a London Business Day.

                              "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Trustee, Registrar,           J.P. Morgan Trust Company, National Association.
  Authenticating Agent,
  Calculation Agent and
  Paying Agent:





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

Agents:                       Agent                                                 Principal Amount
                              -----                                                 ----------------
                              Merrill Lynch, Pierce, Fenner & Smith
                                   Incorporated..................................     $225,000,000

                              Barclays Capital Inc...............................       25,000,000
                                                                                      ------------
                              Total                                                   $250,000,000

CUSIP:                        12560PDS7.
